Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Penwest Pharmaceuticals Co.

at

$5.00 Net Per Share in Cash

by

West Acquisition Corp.

an indirect wholly-owned subsidiary of

Endo Pharmaceuticals Holdings Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, SEPTEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

August 20, 2010

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by West Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Penwest Pharmaceuticals Co., a Washington corporation (“Penwest”), at a price of $5.00 per Share, net to the seller in cash (less any required withholding taxes and without interest) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 20, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition, but is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated August 20, 2010;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. Conditional Election Form, including Instruction for Conditional Exercise for Tender of Option Shares and Warrant Shares;

5. Notice of Guaranteed Delivery;

6. Penwest’s Solicitation/Recommendation Statement on Schedule 14D-9;

7. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

8. Return envelope addressed to the Depositary (as defined below).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, SEPTEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 9, 2010 (together with any amendments or supplements thereto, the “Merger Agreement”), among Endo, Purchaser and Penwest, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Penwest, and Penwest will be the surviving corporation and become an indirect wholly-owned subsidiary of Endo (the “Merger”). Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

The board of directors of Penwest has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the shareholders of Penwest, (ii) adopted and approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and declared it advisable that Penwest enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) resolved to recommend that the Penwest shareholders accept the Offer and approve the Merger and the Plan of Merger and (iv) taken all actions so that the restrictions contained in the Penwest Articles of Incorporation and the Washington Business Corporation Act (the “WBCA”) applicable to a “significant business transaction” (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of the Merger Agreement or the Shareholder Tender Agreements (as defined in the Offer to Purchase), or to the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Continuing Directors of Penwest (as such term is defined in the Penwest Articles of Incorporation), voting separately as a subclass of the board of directors of Penwest, have unanimously adopted and approved the Merger Agreement and the Merger.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), of Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Neither Endo nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

MACKENZIE PARTNERS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF ENDO, PURCHASER, PENWEST, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

CALL TOLL-FREE (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com

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